As filed with the U.S. Securities and Exchange Commission on May 22, 2026

Registration No. 333-225180

Registration No. 333-208192

Registration No. 333-188858

Registration No. 333-188857

Registration No. 333-188853

Registration No. 333-97791

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT to:

Form S-8 Registration Statement No. 333-225180

Form S-8 Registration Statement No. 333-208192

Form S-8 Registration Statement No. 333-188858

Form S-8 Registration Statement No. 333-188857

Form S-8 Registration Statement No. 333-188853

Form S-8 Registration Statement No. 333-97791

UNDER

THE SECURITIES ACT OF 1933

Nicolet Bankshares, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	47-0871001
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 North Washington Street, Green Bay, Wisconsin 54301

(Address of Principal Executive Offices) (Zip Code)

Nicolet Bankshares, Inc. Employee Stock Purchase Plan

Nicolet Bankshares, Inc. 2010 Equity Incentive Plan

Nicolet National Bank 401(k) Plan

Nicolet National Bank 2009 Deferred Compensation Plan for Non-Employee Directors

Nicolet Bankshares, Inc. 2002 Stock Incentive Plan

Nicolet National Bank 2000 Stock Incentive Plan

(Full Title of Plan)

Michael E. Daniels
Chairman, President, and Chief Executive Officer
Nicolet Bankshares, Inc.
111 North Washington Street
Green Bay, Wisconsin 54301
(920) 430-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Nicolet Bankshares, Inc., a Wisconsin corporation (the “Registrant”) with respect to the plans indicated below.

•	File No. 333-97791, filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 7, 2002, registering 410,000 shares of the Registrant’s common stock, $0.01 par value (the “Common Stock”) to be offered or sold pursuant to the Nicolet Bankshares, Inc. 2002 Stock Incentive Plan and the Nicolet National Bank 2000 Stock Incentive Plan;

•	File No. 333-188853, filed with the Commission on May 24, 2013, registering 1,110,000 shares of Common Stock to be offered or sold pursuant to the Nicolet Bankshares, Inc. 2002 Stock Incentive Plan;

•	File No. 333-188857, filed with the Commission on May 24, 2013, registering 80,000 shares of Common Stock to be offered or sold pursuant to the Nicolet National Bank 2009 Deferred Compensation Plan for Non-Employee Directors;

•	File No. 333-188858, filed with the Commission on May 24, 2013, registering 150,000 shares of Common Stock and an indeterminable amount of interests to be offered or sold pursuant to the Nicolet National Bank 401(k) Plan;

•	File No. 333-208192, filed with the Commission on May 2, 2016, registering 104,000 shares of Common Stock to be offered or sold pursuant to the Nicolet Bankshares, Inc. 2010 Equity Incentive Plan; and

•	File No. 333-225180, filed with the Commission on May 24, 2018, registering 150,000 shares of Common Stock to be offered or sold pursuant to the Nicolet Bankshares, Inc. Employee Stock Purchase Plan.

With regard to the Nicolet National Bank 401(k) Plan (File No. 333-188858), the Registrant ceased offering its Common Stock as an investment option for new contributions into the plan.

With regard to the Nicolet National Bank 2000 Stock Incentive Plan (File No. 333-97791), the Nicolet Bankshares, Inc. 2002 Stock Incentive Plan (File No. 333-97791 and File No. 333-188853), the Nicolet National Bank 2009 Deferred Compensation Plan for Non-Employee Directors (File No. 333-188857), and the Nicolet Bankshares, Inc. 2010 Equity Incentive Plan (File No. 333-208192), no shares remain available for future issuance, or remain subject to outstanding awards previously granted under these plans.

With regard to the Nicolet Bankshares, Inc. Employee Stock Purchase Plan (File No. 333-225180), and the Nicolet National Bank 2009 Deferred Compensation Plan for Non-Employee Directors (File No. 333-188857) the Registrant ceased issuing its Common Stock to satisfy its obligations under such plans.

Accordingly, the Registrant hereby terminates any and all offerings of its securities pursuant to the Registration Statements and deregisters any and all securities registered but unsold under the Registration Statements, if any, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, including any plan interests.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, Wisconsin, on May 22, 2026. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Nicolet Bankshares, Inc.

By:	/s/ H. Phillip Moore, Jr.
H. Phillip Moore, Jr. Chief Financial Officer

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